Exhibit 99.1

The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

GOLDMAN SACHS ANNOUNCES AGREEMENTS WITH FHFA

NEW YORK, August 22, 2014 — The Goldman Sachs Group, Inc. (NYSE: GS) today announced that Goldman, Sachs & Co. (Goldman) has reached agreements with the Federal Housing Finance Agency (FHFA) (as conservator for Fannie Mae and Freddie Mac) to resolve all federal and state securities law claims brought by FHFA with respect to residential mortgage-backed securities (RMBS) purchased by Fannie Mae and Freddie Mac over the 2005-2007 period.

Under the terms of the agreements, Goldman is repurchasing the RMBS for $3.15 billion.

The costs of resolving these matters are substantially covered by reserves as of the second quarter of 2014.

Gregory K. Palm, Executive Vice President and General Counsel of The Goldman Sachs Group, Inc., stated “We are pleased to have resolved these matters.”

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Media Contact: Jake Siewert Tel: 212-902-5400	Investor Contact: Dane Holmes Tel: 212-902-0300